Exhibit 99.1
10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

January 6, 2015

Dear Fellow SIRE Investors:

The Board of Directors of Southwest Iowa Renewable Energy, LLC has approved a $1,000 per unit payment, totaling $13,327,000, for members of record as of December 31, 2014. This payment will be mailed on January 24, 2015 to the current address of record for each member. Thank you for all your support through our construction, start-up and the last several challenging years. We appreciate everyone’s understanding and encouragement.

This past year, has been a very successful year for SIRE. As you may have read in our recent press release (posted at www.sireethanol.com), on December 22, 2014 we repaid the remaining outstanding convertible subdebt held by Bunge North America (Bunge) and ICM Investments, LLC. (ICM). Bunge was repaid approximately $20 million and ICM was repaid approximately $7.0 million. In connection with these payments, Bunge and ICM agreed not to convert the Subordinated Debt into equity units. These payments, in combination with our payments made in June to Bunge and ICM, totaled approximately $544 million in convertible subdebt payments.

The approximate $27 million repaid combined with the approximate $69 million in net debt reduction during Fiscal 2014, for a total of approximately $96 million in net debt reduction. With these substantial payments, our bank debt refinancing in June, good markets for our products, and an opportunity to operate the plant at full rates, we anticipate this first quarter of Fiscal 2015 will be very good as well.

We look forward to seeing you at our Annual Meeting, scheduled for January 30, 2015, at 1 pm, in the Treynor Community Center, 11 West Main Street, Treynor, IA 51575. You can access the Proxy Statement, Notice of 2015 Annual Meeting, and the Proxy Card, on the SIRE website (www.sireethanol.com/index.cfm?show=10&mid=15)

Please send in your proxy card to ensure your representation, and a quorum, at the meeting. As always, you can vote in person at the meeting.

Thank you for your continued support. If you have questions please feel free to call the office at 712-366-0392.

Sincerely,

Karol King,
Chairman of the Board